Exhibit 99.1

OneSpaWorld Reports Record Fourth Quarter and Fiscal Year 2023 Results

Reaffirms Fiscal Year 2024 Guidance

Introduces First Quarter 2024 Guidance of $204 to $209 Million in Revenue and $21.5 to $23.5 Million in Adjusted EBITDA

Nassau, Bahamas, February 28, 2024 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for its fourth quarter and twelve months of fiscal 2023, ended December 31, 2023.

Leonard Fluxman, Executive Chairman, Chief Executive Officer and President, commented: “Our record fourth quarter concluded an outstanding year of financial and operating performance and continues to demonstrate the increasingly powerful impact of our strategies, innovation and scale across our complex business.”

Mr. Fluxman continued, “the year was highlighted by the delivery of best-ever revenue, which grew 45% to $794 million; income from operations which increased 258% to $54.2 million, and Adjusted EBITDA, which grew 77% to $89.2 million from the 2022 fiscal year. I am extremely proud of our dedicated team and onboard staff, whose commitment to service excellence assisted us in delivering double digit growth across certain key operating metrics as compared to fiscal years 2022 and 2019, as well as placing 5,904 staff members onboard, introducing new products and services, and introducing health and wellness centers on board 10 new ship builds, as well as executing new agreements with Crystal Cruises and Adora Cruises during the year.”

Mr. Fluxman concluded, “our team continues to enhance our industry leading business model, constantly innovating our unique value to our cruise line and destination resort partners and our delivery of outstanding experiences to their passengers and guests. We continue to vet and introduce new and enhanced services, products and facilities, while utilizing our strong cash flow to further invest in our powerful business model. We begin fiscal 2024 with strong momentum and expect to deliver another year of record performance and increasing value for our shareholders.”

Stephen Lazarus, Chief Financial Officer and Chief Operating Officer, added, “the strength of our business and our asset light operating model, combined with the discipline with which we execute, has enabled us to deliver increasing free cash flow and a strong balance sheet. The superior execution of our strategy is further reflected in our record fourth quarter performance, as we handily navigated turmoil in the Middle East and an unscheduled drydock of a large cruise ship, which impacted revenue. We ended the year with total liquidity of $48.9 million, after repaying an additional $5.0 million of our first lien term loan and utilizing $9.0 million to repurchase 789,046 of our common shares, at $11.46 per share, during the fourth quarter.”

Mr. Lazarus continued, “since the second quarter of 2022, we have repaid a total of $74.1 million in debt instruments, reducing ongoing interest expense. Our net debt leverage ratio at year end was 1.48 times, significantly improved from our year end 2019 at 3.62 times. As a result of our deleveraging, we have substantially strengthened our balance sheet and reduced our future interest expense. This deleveraging resulted in a one-time charge of $5.4 million, or $0.05 per diluted share, due to a deleveraging fee driven by our reduced net debt leverage ratio.”

Mr. Lazarus concluded, “with our strong 2023 performance and a positive outlook, we affirm our recently provided full fiscal year 2024 guidance, reflecting high-single digit Revenues and Adjusted EBITDA growth at the mid-points of our guidance ranges as compared to fiscal 2023 results.”

Fourth Quarter 2023 Highlights:

•
Total revenues increased 15% to $194.8 million compared to $168.9 million in the fourth quarter of 2022;
•
Income from operations increased $1.9 million to $12.6 million, including a $2.1 million asset impairment charge primarily related to the expected closure of a destination resort spa location given the planned demolition of the hotel in 2024, as compared to $10.7 million in the fourth quarter of 2022;
•
Adjusted EBITDA increased 13% to $23.4 million compared to $20.7 million in the fourth quarter of 2022; and
•
Unlevered after-tax free cash flow decreased $2.2 million to $16.9 million compared to $19.0 million in the fourth quarter of 2022. The unlevered after-tax free cash flow conversion rate was 72% in the fourth quarter of 2023.

Fiscal Year 2023 Highlights:

•
Total revenues increased 45% to $794.0 million compared to $546.3 million in fiscal year 2022;
•
Income from operations increased $39.0 million to $54.2 million, including a $2.1 million asset impairment charge related to the expected closure of a destination resort spa location given the planned demolition of the hotel in 2024, as compared to $15.1 million in fiscal year 2022;

•
Adjusted EBITDA increased 77% to $89.2 million compared to $50.4 million in fiscal year 2022; and
•
Unlevered after-tax free cash flow increased $33.9 million to $79.0 million compared to $45.1 million in fiscal year 2022. The unlevered after-tax free cash flow conversion rate was 89% in fiscal year 2023.

Operating Network Update:

•

Cruise Ship Count: The Company ended the fourth quarter with health and wellness centers on 193 ships and an average ship count of 184 for the quarter, compared with 179 ships and an average ship count of 169 ships for the fourth quarter of 2022.

•

Destination Resort Count: The Company ended the fourth quarter with 51 destination resort health and wellness centers and an average destination resort count of 51 for the quarter, compared with 50 destination resort health and wellness centers and an average destination resort count of 47 for the fourth quarter of fiscal 2022.

•

Staff Count: The Company ended the fourth quarter with 4,120 cruise ship personnel on vessels, compared with 3,927 and 3,566 cruise ship personnel on vessels at the end of the third quarter of 2023 and the fourth quarter of 2022, respectively.

Liquidity Update:

•

Cash and borrowing capacity under the Company’s line of credit at December 31, 2023 totaled $48.9 million.

•
In the fourth quarter, the Company repaid $5.0 million on its First Lien Term Loan, bringing total payments for the year to $41.0 million.
•
In the fourth quarter, the Company utilized $9.0 million in cash to repurchase 789,046 million shares of its common stock.

•	The Company expects to continue to generate positive cash flow from operations and after-tax free cash flow throughout fiscal year 2024.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the terms for which definition and reconciliation are presented below.

Fourth Quarter Ended December 31, 2023 Compared to December 31, 2022

Results of operations for the fourth quarter of 2023 continued to accelerate from 2022 as the Company has returned to normalized operations since the conclusion of the COVID-19 pandemic.

•
Total revenues increased 15% to $194.8 million compared to $168.9 million in the fourth quarter of 2022. The increase was attributable to our average ship count increasing 9% to 184 health and wellness centers onboard ships operating during the quarter, compared with our average ship count of 169 health and wellness centers onboard ships operating during the fourth quarter of 2022. In addition, we benefited from our initiatives to drive revenue growth in each of our on-board health and wellness centers through enhanced guest engagement and experiences, our guest service and product offering innovations, and the disciplined execution of our complex operating protocols by our on-board and corporate teams.
•
Cost of services were $131.8 million compared to $114.9 million in the fourth quarter of 2022. The increase was primarily attributable to costs associated with increased service revenues of $158.9 million in the quarter from our operating health and wellness centers at sea and on land, compared with service revenues of $139.0 million in the fourth quarter of 2022.
•
Cost of products were $30.7 million compared to $24.3 million in the fourth quarter of 2022. The increase was primarily attributable to costs associated with increased product revenues of $35.9 million in the quarter from our operating health and wellness centers at sea and on land, compared to product revenues of $30.0 million in the fourth quarter of 2022.
•
Long-lived assets impairment charges for the fourth quarter of 2023 were $2.1 million. This was comprised of destination resort agreements-intangible asset, property and equipment agreements-intangible charges, and licensing agreement-intangible charges of $1.3 million, $0.5 million and $0.4 million, respectively. The impairment was primarily related to the expected closure in 2024 of our Las Vegas destination resort health and wellness center as a result of the expected demolition of the hotel where the health and wellness center is located.
•
Net loss was ($7.3) million, or net loss per diluted share of ($0.07), as compared to net loss of ($2.3) million or net loss per diluted share of ($0.03) in the fourth quarter of 2022. The $5.0 million increase in net loss was attributable to: (i) a $3.0 million negative change in fair value of warrant liabilities; (ii) a $1.8 million decrease in interest expense, offset by a $5.4 million deleveraging fee payable to our lenders that was required Under the First Lien Term Facility agreement due to our lower net debt leverage ratio at year end; and (iii) a $2.1 million long-lived assets impairment charge, partially offset by a $4.0 million positive change in income from operations prior to the long lived asset impairment. The change in fair value of warrant liabilities during the three months ended December 31, 2023 was a loss of ($10.8) million compared to a loss of ($7.8) million during the three months ended December 31, 2022. The change in fair value of warrant liabilities was the result of changes in market prices of our common stock and other observable inputs deriving the value of the financial instruments.

•
Adjusted net income was $12.5 million, or adjusted net income per diluted share of $0.12, including the negative impact of the $5.4 million deleveraging fee, or $0.05 per diluted share, as compared to adjusted net income of $12.8 million, or adjusted net income per diluted share of $0.14, in the fourth quarter of 2022.
•
Adjusted EBITDA increased 13% to $23.4 million compared to Adjusted EBITDA of $20.7 million in the fourth quarter of 2022.
•
Unlevered after-tax free cash flow decreased 11% to $16.9 million compared to $19.0 million in the fourth quarter of 2022. The decrease was primarily related to the timing of $4.0 million in payments for taxes for both 2022 and 2023 fiscal years paid during the three months ended December 31, 2023.

Fiscal Year 2023 Ended December 31, 2023 Compared to December 31, 2022

Results of operations for the year ended December 31, 2023 continued to accelerate from 2022 as the Company has returned to normalized operations since the conclusion of the COVID-19 pandemic.

•
Total revenues increased 45% to $794.0 million compared to $546.3 million in the year ended December 31, 2022. The increase was attributable to our average ship count increasing 23% to 180 health and wellness centers onboard ships operating during the year ended December 31, 2023 compared with our average ship count of 146 health and wellness centers onboard ships operating during the year ended December 31, 2022, along with the impact of our on-board initiatives to drive revenue growth.
•
Cost of services were $541.4 million compared to $375.1 million in the year ended December 31, 2022. The increase was primarily attributable to costs associated with increased service revenues of $648.1 million in the year ended December 31, 2023 from our operating health and wellness centers at sea and on land, compared with service revenues of $446.5 million in the year ended December 31, 2022.
•
Cost of products were $125.6 million compared to $87.6 million in the year ended December 31, 2022. The increase was primarily attributable to costs associated with increased product revenues of $146.0 million in the year ended December 31, 2023 from our operating health and wellness centers at sea and on land, compared to product revenues of $99.7 million in the year ended December 31, 2022.
•
Long-lived assets impairment charges for the year ended December 31, 2023 were $2.1 million. This was comprised of destination resort agreements-intangible asset, property and equipment charges, and licensing agreement-intangible charges of $1.3 million, $0.5 million and $0.4 million, respectively. The impairment was primarily related to the expected closure in 2024 of our Las Vegas destination resort health and wellness center as a result of the expected demolition of the hotel where the health and wellness center is located.
•
Net loss was ($3.0) million, or net loss per diluted share of ($0.03), as compared to net income of $53.2 million or net income per diluted share of $0.49 in the year ended December 31, 2022. The $56.1 million decrease was primarily attributable to: (i) a $92.0 million negative change in fair value of warrant liabilities; and (ii) a $5.4 million deleveraging fee payable to our lenders that was required Under the First Lien Term Facility agreement due to our lower net debt leverage ratio at year end. This was partially offset by a $39.0 million increase in income from operations driven by the increase in the number of health and wellness centers onboard ships operating during the fiscal year and our on-board initiatives to drive revenue and operating income growth. The change in fair value of the outstanding warrants during the year ended December 31, 2023 was a loss of ($37.6) million compared to a gain of $54.4 million during the year ended December 31 2022. Net loss in the change in fair value of warrant liabilities was the result of increases in market prices of our common stock and other observable inputs deriving the value of the financial instruments and the exchange of approximately 95% of the Public Warrants and approximately 50% of Sponsor Warrants for the Company’s common shares in April 2023.
•
Adjusted net income more than doubled to $61.9 million, or adjusted net income per diluted share of $0.63, including the negative impact of $5.4 million, or $0.05 per diluted share due to the deleveraging fee required driven by our lower net debt leverage ratio. This compares to adjusted net income of $26.7 million, or adjusted net income per diluted share of $0.28, in the year ended December 31, 2022.
•
Adjusted EBITDA increased 77% to $89.2 million compared to an adjusted EBITDA of $50.4 million in the year ended December 31, 2022.
•
Unlevered after-tax free cash flow increased 75% to $79.1 million compared to $45.1 million in the year ended December 31, 2022.

Balance Sheet Highlights

•
Cash at year end December 31, 2023 was $28.9 million.
•
Total debt, net of deferred financing costs, at December 31, 2023, was $158.2 million.

Warrant Expiration

•
As of December 31, 2023, the Company had 4,665,261 Warrants issued and outstanding related to the Business Combination. These warrants are set to expire on March 19, 2024.

Fiscal Year 2024 Guidance

	Three Months Ended March 31, 2024	Year Ended December 31, 2024
Total Revenues	$204-209 million	$850-870 million
Adjusted EBITDA	$21.5-23.5 million	$90-100 million

Conference Call Details

A conference call to discuss the fourth quarter 2023 financial results is scheduled for Wednesday, February 28, 2024, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-283-8977 (international callers please dial 1-412-542-4171) and provide the passcode 10186273 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode: 10186273. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, February 28, 2024 until 11:59 p.m. Eastern Time on Wednesday, March 6, 2024. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products, currently onboard 193 cruise ships and at 51 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise line industry of the historically fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, irreplicable operating infrastructure, extraordinary team, and a history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for over 65 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor, comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended December 31,				Year Ended December 31,
			$	%			$	%
	2023	2022	Inc/(Dec)	Inc/(Dec)	2023	2022 (1)	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$158,887	$138,963	$19,924	14%	$648,091	$446,518	$201,573	45%
Product revenues	35,919	29,959	5,960	20%	145,954	99,741	46,213	46%
Total revenues	194,806	168,922	25,884	15%	794,045	546,259	247,786	45%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	131,708	114,865	16,843	15%	541,356	375,136	166,220	44%
Cost of products	30,700	24,302	6,398	26%	125,649	87,555	38,094	44%
Administrative	4,349	4,147	202	5%	17,111	15,777	1,334	8%
Salary, benefits and payroll taxes	9,097	10,698	(1,601)	(15)%	36,805	35,830	975	3%
Amortization of intangible assets	4,205	4,205	—	—	16,823	16,823	—	—
Long-lived assets impairment	2,129	—	2,129	100%	2,129	—	2,129	100%
Total cost of revenues and operating expenses	182,188	158,217	23,971	15%	739,873	531,121	208,752	39%
Income from operations	12,618	10,705	1,913	18%	54,172	15,138	39,034	258%
OTHER (EXPENSE) INCOME:
Interest expense, net	(8,427)	(4,820)	(3,607)	(75)%	(21,115)	(15,755)	(5,360)	(34)%
Change in fair value of warrant liabilities	(10,821)	(7,800)	(3,021)	(39)%	(37,557)	54,400	(91,957)	(169)%
Total other (expense) income, net	(19,248)	(12,620)	(6,628)	(53)%	(58,672)	38,645	(97,317)	(252)%
(Loss) Income before income tax expense	(6,630)	(1,915)	(4,715)	(246)%	(4,500)	53,783	(58,283)	1295%
INCOME TAX EXPENSE (BENEFIT)	674	415	259	62%	(1,526)	624	(2,150)	(345)%
NET (LOSS) INCOME	$(7,304)	$(2,330)	$(4,974)	(213)%	$(2,974)	$53,159	$(56,133)	1887%
NET (LOSS) PER VOTING AND NON-VOTING SHARE:
Basic	$(0.07)	$(0.03)			$(0.03)	$0.57
Diluted	$(0.07)	$(0.03)			$(0.03)	$0.49
WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	100,232	92,911			97,826	92,507
Diluted	100,232	92,911			97,826	95,105

(1) Diluted EPS includes an adjustment to exclude $6.1 million from net income for the year ended December 31, 2022, which is attributable to the gain on fair value of in-the-money warrant liabilities as they were dilutive in this period.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Selected Statistics
Period End Ship Count	193	179	193	179
Average Ship Count (1)	184	169	180	146
Average Weekly Revenues Per Ship	$75,903	$71,208	$80,013	$66,494
Average Revenues Per Shipboard Staff Per Day	$520	$565	$555	$539
Period End Resort Count	51	50	51	50
Average Resort Count (2)	51	47	50	47
Average Weekly Revenues Per Resort	$15,165	$15,796	$15,242	$14,946
Capital Expenditures (in thousands)	$2,544	$1,557	$5,415	$4,825

	Forecasted
	Q1 2024	FY 2024
Period End Ship Count	193	197
Average Ship Count (1)	188	191
Period End Resort Count	51	50
Average Resort Count (2)	51	50

(1)

Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2)

Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow.

We define Adjusted net income (loss) as net income (loss), adjusted for items, including increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation, impairment charges of long-lived assets and change in fair value of warrant liabilities. Adjusted net income (loss) per diluted share is defined as Adjusted net income (loss) divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three and twelve month periods ended December 31, 2023 and 2022.

We define Adjusted EBITDA as loss from continuing operations before interest expense, income taxes (benefit) expense, depreciation and amortization, adjusted for the impact of certain other items, including non-cash stock-based compensation expense, impairment charges of long-lived assets and change in fair value of warrant liabilities.

We define Unlevered after-tax free cash flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income (loss) to Adjusted net income (loss) for the fourth quarters and year-to-date periods ended December 31, 2023 and 2022 and Adjusted net income (loss) per diluted share for the fourth quarters and year-to-date periods ended December 31, 2023 and 2022 (amounts in thousands, except per share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net (loss) income	$(7,304)	$(2,330)	$(2,974)	$53,159
Change in fair value of warrant liabilities	10,821	7,800	37,557	(54,400)
Depreciation and amortization (a)	3,761	3,761	15,044	15,044
Long-lived assets impairment	2,129	—	2,129	—
Stock-based compensation	3,093	3,597	10,138	12,893
Adjusted net income	$12,500	$12,828	$61,894	$26,696
Adjusted net income per diluted share	$0.12	$0.14	$0.63	$0.28
Diluted weighted average shares outstanding	100,232	92,911	97,826	95,105

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

The following table reconciles Net (loss) income to Adjusted EBITDA and Unlevered after-tax free cash flow for the fourth quarter and year-to-date periods ended December 31, 2023 and 2022 (amounts in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net (loss) income	$(7,304)	$(2,330)	$(2,974)	$53,159
Income tax expense (benefit)	674	415	(1,526)	624
Interest expense, net	8,427	4,820	21,115	15,755
Change in fair value of warrant liabilities	10,821	7,800	37,557	(54,400)
Depreciation and amortization	5,542	6,379	22,040	22,353
Long-lived assets impairment	2,129	—	2,129	—
Stock-based compensation	3,093	3,597	10,138	12,893
Business combination costs (b)	—	—	713	—
Adjusted EBITDA	$23,382	$20,681	$89,192	$50,384
Capital expenditures	(2,544)	(1,557)	(5,415)	(4,825)
Cash paid during the period for income taxes	(3,970)	(99)	(4,716)	(434)
Unlevered after-tax free cash flow	$16,868	$19,025	$79,061	$45,125

(b) Business combination costs refers to legal and advisory fees incurred by OneSpaWorld in connection with the secondary offering and warrant conversion.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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